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FORM 4
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[X]  Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


     (Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Lillian Trust
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   (Last)                           (First)             (Middle)

     c/o Unsworth & Associates
     Herengracht 483
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                                    (Street)

   1017 BT, Amsterdam, The Netherlands
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Balanced Care Corporation (Symbol: BAL)

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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Year

     September 2000

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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock                        9/13/00             P            932,400       A    1.00     18,093,300       I         (1)
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Common Stock                        9/26/00             P             10,100       A     .9833   18,093,300       I         (1)
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Common Stock                        9/27/00             P              8,300       A    1.00     18,093,300       I         (1)
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Common Stock                        9/28/00             P             87,500       A    1.00     18,093,300       I         (1)
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Common Stock                        9/29/00             P             15,000       A    1.00     18,093,300       I         (1)
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

* If the Form is filed by more than one Reporting Person see Instruction 4(b)
(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




                                                                          (Over)

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
(Print of Type Responses)

FORM 4 (continued)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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

Explanation of Responses:

Note 1: These shares are owned directly by IPC Advisors S.A.R.L. These shares may be deemed to be owned indirectly by LXB Investments Limited as the sole shareholder of IPC Advisors S.A.R.L., by the Lillian Trust, as the sole shareholder of LXB Investments Limited, and by the Monument Trust Company Limited, as the trustee of the Lillian Trust.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

The Monument Trust Company Limited,
 as Trustee of the Lillian Trust

              /s/ S. R. HENNING                                   10/10/00
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      **Signature of Reporting Person                             Date





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